Exhibit 4.1(a)

ARTICLES OF INCORPORATION
OF
CALAVO GROWERS, INC.

ARTICLE I

The name of this corporation is Calavo Growers, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and address in the State of California of the Corporation’s initial agent for service of process is: Egidio Carbone; 2530 Red Hill Avenue; Santa Ana, California 92705-5542.

ARTICLE IV

The Corporation is authorized to issue only one class of stock, which shall be designated common stock with a par value of $0.001 per share. The total number of shares that the Corporation is authorized to issue is One Hundred Million (100,000,000).

ARTICLE V

(a)	The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
(b)	The Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California Corporations Code), whether by bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.
(c)	Any amendment of this Article V shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment.

ARTICLE VI

Each of the following actions shall require the approval of at least seventy-five percent (75%) of the authorized number of directors that is set forth or established in accordance with the Corporation’s Bylaws:

(a)	The issuance by the Corporation of any shares of stock or of any options, warrants or other rights to acquire shares of stock;
(b)	The amendment of these Articles of Incorporation, provided, however, that any approval of the Corporation’s shareholders that is required by applicable law shall also be obtained in order for such amendment to be effective; or

(c)	The adoption, amendment or repeal by the Corporation’s Board of Directors of any Bylaws, provided, however, that the Corporation’s shareholders shall also be entitled to adopt, amend or repeal Bylaws by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.
/s/ MARC L. BROWN
Dated: January 4, 2001	Marc L. Brown,
Incorporator